Exhibit 99.2

Letter to Stockholders

November 13, 2024

Dear Harrow Stockholders:

I began writing this Stockholder Letter from Madison, Wisconsin, at the home of an old friend who happens to be a Harrow founding stockholder. I asked him how he would describe our progress over the years, and he said, “Lots of bumps, twists, and turns along the way, especially the first ten years, but Harrow is becoming a success far beyond what I expected.” I agree with his characterization. I’ve always said that our progress would not be a linear path upward. Those who have stuck with us, however, have been rewarded with the “bumps, twists, and turns” – over an extended period – failing to undermine our longer-term financial and operational achievement. My visibility into the next few years – as we complete the remaining years of the current Five-Year Strategic Plan – gives me tremendous optimism that the bumps, twists, and turns should be far fewer, and the success we achieve will be even greater.

Harrow stockholders have much to be cheerful about as we report on the third quarter and work deeper into the fourth quarter, typically our strongest period of the year, and a statement buttressed by what looks like record October financial performance. Harrow’s commercial team has been strengthened and refocused. We’ve expanded our product portfolio, secured critical market access wins, and, importantly, honored the promise we made years ago when we started Harrow – to make our products accessible and affordable for all patients. I am so proud to be associated with Harrow.

With the above said, operationally, we’ve recently missed a few opportunities to shine. For example, our VEVYE® commercial team did such a fantastic job of driving prescriptions – well beyond our forecast – that we experienced an inventory shortage in September, limiting our ability to meet demand and capping VEVYE’s revenue potential for the third quarter. I also believe our strategic pivot with IHEEZO at the end of the summer somewhat muted IHEEZO volumes. These, along with other minor issues (e.g., see my discussion about ZERVIATE® in the Anterior Segment section), collectively impacted our numbers, causing us to fall short of our internal projections. Just as I get credit when things go well, I take responsibility for these shortcomings, which are non-terminal bumps as we pursue our more audacious and achievable longer-term financial goals.

Before I comment on our most recent financial performance, I want to reiterate that our previously issued 2024 revenue guidance of “greater than $180 million” remains intact, with our expectation that revenues in the second half of 2024 would significantly outpace those in the year’s first half. Therefore, we expect fourth quarter revenue to significantly outpace the third quarter, especially as we add revenue from the recently relaunched TRIESENCE®, comfortably allowing us to exceed our previously issued guidance.

Looking forward to 2025, we plan to provide revenue guidance once we complete an evaluation of our recent initiatives to increase gross margins, gain additional visibility into the performance of our newly launched products, including TRIESENCE, and assess the potential impact of the Inflation Reduction Act (IRA) and the pharmaceutical regulatory policies of the incoming Trump administration and U.S. Congress. Based on what we are working on now and our initial forecasting, I remain confident that 2025 will be an operationally exciting and financially record-breaking year.

1

Third Quarter Financials

Revenues for the third quarter of 2024 were $49.3 million, a 44% increase over the prior year’s third quarter revenues of $34.3 million and a slight sequential increase over the second quarter of 2024 revenues of $48.9 million. The sequential increase from the second quarter of 2024 is especially noteworthy given that third quarter revenues are historically lower due to seasonal factors, such as vacations by both eyecare professionals (ECPs) and their patients. (As I stated in the previous section, a strategic decision I made with IHEEZO and our temporary inability to fully supply VEVYE and ZERVIATE didn’t help our cause!)

GAAP net loss for the third quarter of 2024 was $(4.2) million, and Adjusted EBITDA (a non-GAAP measure1) was $8.8 million.

During the third quarter of 2024, our business produced about $3M of cash flow from operations. We believe this metric helps validate the investments in sales and marketing efforts we made at the beginning of the year that initially (in the first half) contributed to a negative cash flow from operations. Cash flow from operations is an important focus for us and a metric that we expect to continue to improve, along with other revenue and profitability metrics, throughout 2025. Of course, there may be seasons/quarters where this metric or others are not linearly upward as we make investments; however, when looked at over multiple periods, we believe it will continue to be positive and show improvement.

We had $72.6 million in cash and cash equivalents at the end of the third quarter of 2024. After the close of the third quarter, on October 15, 2024, Harrow made a one-time milestone payment of $37.0 million, payable upon the commercial availability of TRIESENCE, pursuant to the asset purchase agreement finalized in January 2023. On October 25, 2024, Harrow drew down $30.0 million from its Oaktree Capital Management credit facility (under amended terms) and paid the remaining balance from cash on hand.

GAAP gross margins were 76% for the third quarter of 2024 compared to 71% in the same period in 2023, with core gross margins (a non-GAAP measure) floating up to 80%, as we had previously promised, in the third quarter of 2024 compared with 78% in the same period in 2023.

Finally, while we typically eschew providing product-specific revenue figures to limit visibility to competitors, certain products have reached a revenue concentration level that, per financial reporting guidance, requires disclosure at the product level. In the third quarter, both IHEEZO® and VEVYE surpassed the threshold of contributing 10% or more of total Harrow revenues. As a result, we reported individual revenues for these products in the third quarter Form 10Q filing, as reflected in the table below:

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2024		2023		2024		2023
IHEEZO	$12,882,000	26%	$5,927,000	17%	$26,498,000	20%	$10,073,000	11%
VEVYE	5,186,000	11%	-	-%	12,099,000	9%	-	-%
Other products (Anterior Segment)	10,256,000	21%	6,605,000	19%	30,808,000	23%	13,205,000	14%
Other revenue, net	228,000	-%	1,964,000	6%	375,000	-%	10,584,000	11%
Branded revenue, net	28,552,000	58%	14,496,000	42%	69,780,000	53%	33,863,000	36%
ImprimisRx revenue, net	20,705,000	42%	19,769,000	58%	63,003,000	47%	59,975,000	64%
Total revenues, net	$49,257,000	100%	$34,265,000	100%	$132,783,000	100%	$93,838,000	100%

1 A reconciliation of all non-GAAP measures can be found starting on page 9 of this letter.

2

Harrow’s Dry Eye Disease Franchise, Led by VEVYE2

One of Harrow’s crown jewels is VEVYE (sounds like “Levi” with a “V”), a patented formulation of 0.1% cyclosporine delivered in a semifluorinated alkane vehicle, which is indicated for the signs and symptoms of dry eye disease (DED). For numerous reasons, a growing number of Americans are seeking treatment for this quality-of-life-impacting disease. If you watch television, you may know that certain companies (not Harrow) are investing in direct-to-consumer advertising for their DED products, increasing DED awareness. In sum, more Americans are seeking treatment for DED, and this, coupled with the introduction of highly efficacious products like VEVYE, is leading to the meaningful expansion of the number of prescriptions in this large market (i.e., a rising tide that is lifting VEVYE’s boat).

VEVYE works rapidly, has strong data demonstrating efficacy as far out as 56 weeks, only requires twice-daily (or BID) dosing, and has a favorable tolerability profile. Harrow also provides a generous patient access program, which aligns perfectly with its commitment to making products accessible and affordable. If you or anyone you know has used VEVYE, you’ll understand why I am so enthusiastic about its prospects to impact the lives of millions of American DED sufferers and, ultimately, the value of our company.

The science behind VEVYE is gaining traction. I would encourage any Harrow stockholder to carefully read a recent piece in Ophthalmology 360 by Priyanka Agarwal, PhD, about VEVYE. Dr. Agarwal is a heavyweight ocular surface disease researcher and is perhaps the foremost researcher globally on semifluorinated alkanes (SFAs). In addition to discussing the data for both SFA-based products and how VEVYE compares, this article explains the science behind VEVYE’s ability to meet the promise of its FDA-approved label. It’s a powerful message, and the intriguing results she cites are prompting our clinical team to explore further opportunities for VEVYE’s perhaps yet undiscovered benefits.

The VEVYE launch earlier this year continues to exceed our expectations. As you can see from slide #8 of our updated corporate deck, the total prescription volume for VEVYE increased by 55% in the third quarter compared with the second quarter of 2024. VEVYE demand reached the outer bounds of our internal forecasts, leading to a temporary inventory shortage around mid-September. While this shortage limited VEVYE revenue for the third quarter, we have already recovered those revenues in the fourth quarter. In hindsight, based on the strong VEVYE growth we observed in the first half of the year, we should have moved more quickly to invest in additional inventory. You can blame me for this miscalculation. On a positive note, we quickly upsized our production forecast for future VEVYE batches to accommodate the unfilled orders and are now on solid footing to meet prospective demand.

As I discussed in my previous Letter to Stockholders, we are making a play to secure a higher percentage of the national DED prescription volume for VEVYE, expanding the number of VEVYE territories from 51 in the second quarter of 2024 to 61 in the third quarter of 2024.3 Of these 61 covered territories, not all of which are fully staffed, our total prescription (or TRx) data shows VEVYE is already beating TYRVAYA® in about 50% of these markets, CEQUA® in about 33%, and MIEBO® in nearly 10%. This is especially impressive, considering VEVYE is new to the market, and our small-but-mighty salesforce is a fraction of the size of these competitors.

2 We have historically reported VEVYE prescription volume using data provided by our specialty pharmacy partner, PhilRx. PhilRx’s data is now included in IQVIA’s reporting. This fact, and the rapid expansion of our retail channel, are causing us to transition to IQVIA as our primary data source for external communications. Please also know that while IQVIA offers valuable insights, it may not capture all VEVYE prescriptions. Nonetheless, my goal in providing this information is to ensure all Harrow stockholders have directionally useful information.

3 We currently divide the U.S. geography for VEVYE into about 100 territories.

3

When comparing VEVYE’s 2024 growth trend to other prescription choices in the DED market, you see a “tortoise and the hare” story emerging. VEVYE exemplifies the tortoise, with a steady upward progression of TRx volumes since its launch earlier this year. In contrast, other products in the DED market have shown significant fluctuations, with many experiencing rapid initial growth followed by a plateau – or even decline – over the same period. We believe that by maintaining our current market strategy, we, like the tortoise, are positioned to “win the race” in this competitive landscape. But the bottom line, for now, is that our investment in VEVYE is paying off. As we continue to gain momentum and overtake the competition in additional territories, we intend to expand our presence and further accelerate VEVYE’s market share.

Does anyone want to discuss VEVYE refills? One of the most amazing aspects of VEVYE is its refill rate – which continues to be extraordinary, with unprecedented durability beyond the initial fill and first few refills! For example, at the end of October, based on data from PhilRx, we are showing refill rates for patients eligible for their 5th and 6th refills coming in at or above 90%. In addition, 91.5% of VEVYE patients eligible for an 8th refill – received a refill. Trust me – patients don’t refill things they don’t see value in. When you juxtapose our refill data against historical DED refill data – before VEVYE – showing that 90% of patients fell off their refills for other prescription products, we are beyond excited about the current and long-term prospects for VEVYE.

When we launched VEVYE, I was so confident in its success that I did something that had never been done before with an eyecare prescription pharmaceutical product — I offered a 100% no-questions-asked money-back guarantee! We have processed over 100,000 VEVYE prescriptions and made exactly five refunds. That’s an incredible ratio, reflecting the confidence we and our patients have in VEVYE.

While Harrow is committed to continuing to invest in the VEVYE brand, ensuring broad access and availability, we are also working to improve our “gross-to-net” – to increase Harrow’s share of per unit VEVYE revenue. I call this reducing “value leakage.” Why is this important? Here’s why: Our annualized gross revenue run rate for VEVYE – before rebates, various fees, and other costs – is already approaching $200 million. Therefore, we are implementing several new programs to protect patient access while improving Harrow’s share of gross VEVYE revenues. One such initiative is our recently announced partnership with GoodRx, which offers a cash-pay alternative for patients who either lack insurance or for whom insurance is not a viable solution. By increasing access points, reducing the influence of middlemen, and optimizing the patient journey, we believe we can ensure greater access to VEVYE for patients and protect the financial interests of Harrow’s stockholders.

Finally, we have also made significant progress on VEVYE market access – with Medicaid coverage throughout the U.S. and commercial market access approaching 60%. In addition, we recently landed our first major Medicare Part D win for VEVYE with major plan sponsors such as Express Scripts, Cigna, Kaiser Permanente, and CVS Caremark. In aggregate, these sponsors represent over 25 million Medicare Part D beneficiaries. And we are actively negotiating with the other major Medicare Part D payers to secure additional access for 2025. More to come …

4

Harrow’s Retina Franchise

Harrow continues to carefully build its retina franchise, centered on IHEEZO, a novel topical anesthetic gel indicated for ocular surface anesthesia and utilized by retina specialists for anesthetizing the eye during office-based procedures such as intravitreal injections, and TRIESENCE, the only product indicated for visualization of the vitreous during vitrectomy and the treatment of posterior uveitis and other posterior segment conditions. The retina market is extremely attractive and concentrated, with retina specialists performing over 10 million procedures annually. Intravitreal injections typically account for nearly 85% of all retina procedures, with nearly 100,000 vitrectomies performed each quarter.

IHEEZO

During the third quarter, IHEEZO sales maintained their upward trajectory, with customer unit demand volumes increasing from 30,016 units in the second quarter of 2024 to 34,468 units in the third quarter of 2024. This 15% sequential quarterly demand increase resulted in IHEEZO revenue of $12.9 million in the third quarter of 2024.

We are encouraged by where we are with IHEEZO, in part because the third quarter is historically a lower-revenue quarter for Part B products, but mainly because, following the clarity provided to the market by the Centers for Medicare & Medicaid Services (CMS) regarding IHEEZO reimbursement for in-office use and bilateral same-day cases (which occurred on July 1, 2024), with the counsel of our team, I made a strategic decision to pivot our IHEEZO commercial focus to primarily calling on retina specialists (the “Retina Pivot”). While we still serve many large cataract surgery accounts and other offices that use IHEEZO for ocular anesthesia, beginning in the August timeframe, our sales team began the Retina Pivot.

It is not unreasonable to posit that the Retina Pivot likely caused IHEEZO unit demand to be somewhat subdued in the third quarter. Nevertheless, the Retina Pivot was a long-term decision made to ensure that IHEEZO adequately contributes, on a revenue run rate basis, during 2027 – to our bigger picture revenue targets (i.e., $250 million on a revenue run rate basis during a quarterly period during 2027). We are currently penciling in about $75 million of quarterly revenue contribution from IHEEZO to accomplish this goal. Further, depending on our average selling price (ASP), we must capture about 6-7% of the intravitreal injection market and little to no capture from other potential TRIESENCE use cases (e.g., visualization during vitrectomy). I believe this goal is 100% achievable, and so does our commercial leadership!

Finally, let me say that during the fourth quarter, we have begun to see our Retina Pivot bear fruit, with IHEEZO unit demand set to increase markedly on a quarter-over-quarter basis. Our team is seeing new accounts adopt IHEEZO and an increasing frequency of its use within practices. We are also finally seeing meaningful pull-through from larger strategic accounts, and we expect this trend to accelerate in 2025 as we bring on new IHEEZO group purchasing organization (GPO) distribution relationships. These developments should positively contribute to short term results and, of course, long term results as well.

TRIESENCE IS BACK!

One of the most exciting achievements during the third quarter was the completion of the work enabling the October relaunch of TRIESENCE, involving about 39,000 units we can now make available to our specialty distributors, including Besse Medical/Cencora, McKesson Medical-Surgical, and Cardinal Health. We continue to work diligently on securing the TRIESENCE supply chain, ensuring consistent and reliable access to the product. Also, the relaunch was just the beginning of our plans for the TRIESENCE brand as we undertake various initiatives to elevate the TRIESENCE brand in new ways and optimize the value Harrow receives from each TRIESENCE unit following our $37 million investment to bring it back to the market.

5

Harrow’s Anterior Segment Franchise and ImprimisRx

We continue to be pleased with the steady improvement in Harrow’s anterior segment business – especially considering the price at which we purchased these assets. While this segment is not expected to reach the revenue levels of Harrow’s three key products, they play a crucial role in meeting the daily needs of ECPs who rely on these high-value “workhorse” products. Net sales in this segment were down slightly quarter over quarter, though gross sales increased. While there are quarter-to-quarter quirks with net revenue (sometimes to the upside and, of course, to the downside), the overall upward trend in gross revenue is encouraging, leading to my expectation of sustained anterior segment net revenue growth over the longer term.

Of note, third quarter sales of ZERVIATE were impacted by an out-of-stock issue due to a transition with our Contract Development and Manufacturing Organization (CDMO), temporarily disrupting our supply chain and delaying access to ZERVIATE inventory. We have addressed the issue, and inventory is expected to be fully replenished in the first quarter of 2025 – in plenty of time to address the needs of patients during the Spring allergy season. With ZERVIATE back in stock, we anticipate a rebound in sales as demand increases during this peak period.

ImprimisRx, Harrow’s compounding business, also performed well during the third quarter despite typical third quarter seasonality. This aligns with our expectations for ImprimisRx revenues to grow at a low double-digit percent rate year over year in 2025.

Patient Access and Affordability and “Value Leakage” Programs

One of the challenges of the pharmaceutical industry is that list prices for drugs are not what the manufacturer (i.e., Harrow) captures. Various “middleman fees” affect every product we sell. “Paying up” to the middlemen has become table stakes for being in this business, and unfortunately, and all too frequently, these costs do not benefit consumers or Harrow. Harrow is seeking to reduce these costs, add efficiency to our cost structure, and provide these savings to both consumers and Harrow stockholders. Here are a few initiatives we are implementing to address what I call our “Value Leakage” opportunity:

●	Harrow recently announced the launch of a new digital patient access solution in collaboration with Asembia, a leading provider of specialty pharmacy and patient support hub services, designed to expand access to FLAREX®, ILEVRO®, MAXIDEX®, MAXITROL®, NATACYN®, NEVANAC®, TOBRADEX® ST, Verkazia®, VEVYE®, VIGAMOX®, and ZERVIATE®. ASPN Pharmacies is Asembia’s non-dispensing pharmacy, specializing in patient support services. Utilizing leading-edge technology, ASPN collaborates with prescribers, patients, and payers to streamline the prescription process, ensuring access through the patient’s preferred pharmacy at the lowest available price.

●	We recently entered into a partnership with GoodRx that provides patients without insurance or for which insurance is not a viable option, a cash-pay alternative. Harrow products are available as a cash-pay option through the GoodRx platform and include FLAREX®, ILEVRO®, MAXIDEX®, TOBRADEX® ST, VEVYE®, VIGAMOX®, and ZERVIATE®.

●	We also recently announced a price reduction – yes, a REDUCTION – in the prices of VIGAMOX® and MAXIDEX®, with the analysis of additional products underway. These reductions represent our commitment to taking action to ease the financial burdens of those who need it most, making a difference for the patients we serve while – believe it or not – also improving our bottom line.

We continue to review new technologies and other opportunities to manage our prices to advance customer access and decrease our cost structures (e.g., distribution fees and other “middleman” costs), fine-tuning our pricing based on the current complex requirements of various laws and regulations that affect our business, all of which should lead to a reduction in value leakage!

6

Melt Pharmaceuticals

Melt Pharmaceuticals, Inc. (Melt), founded in 2018 as a Harrow subsidiary before being deconsolidated, separately funded, and separately managed, is a clinical-stage pharmaceutical company focused on developing non-opioid, non-IV sedation therapeutics for medical procedures in the hospital, outpatient, and in-office settings. Melt intends to seek regulatory approval through the FDA 505(b)(2) regulatory pathway for its patented small-molecule product candidates. Melt’s core intellectual property is the subject of multiple granted patents in North America, Europe, Asia, and the Middle East. Using funding from its recent $24 million Series B Preferred Stock financing, Melt is conducting its pivotal Phase 3 program for its lead drug candidate, MELT-300, offering effective sedation for short-duration treatments like cataract surgery – and with the potential to expand to nearly 100 million estimated annual medical procedures in the U.S.

Harrow owns approximately 46% of Melt’s equity interests and a 5% royalty interest in MELT-300. For Harrow stockholders, an FDA approval of MELT-300 presents compelling prospects. While approval would mean an end to revenue from ImprimisRx’s compounded MKO Melt (which is a little over 1% of our overall revenue), Harrow expects increased value in its Melt equity and a royalty structure that could exceed MKO profits. With projected sales of over 150,000 MKO units in 2024, an FDA-approved MELT-300 could significantly boost market demand, setting the stage for a powerful launch.

Top line results for Melt’s MELT-300 Phase 3 study are expected before the Thanksgiving holiday.

Acquisition Philosophy

Harrow acquired all our branded products – only after they were largely derisked. Put another way, we’ve sought to acquire products that were either (i) in the final stages of development or already progressing toward FDA approval or (ii) already approved but “unloved or underloved” by the current owner – often referred to as “fallen angels.” We appreciate the wisdom of Howard Marks, who famously said, “There are no bad assets, only bad prices.” This causes us to pass on much of what we see and rarely engage in competitive bidding processes. Occasionally, we spot value others have missed, and these are the moments when we can invest our capital, get the right price, and work to optimize an asset’s potential.

These days, we’re seeing many opportunities to buy ophthalmic assets, and on occasion, we see good deals with the potential to drive exceptional long-term value for Harrow’s stockholders. Our philosophy about acquisitions that excite us is consistent with Warren Buffet’s view many years ago in that the opportunity must be (1) meaningful (i.e., we aren’t varmint hunting any longer), (2) sensible (i.e., our focus is on eyecare), and (3) increase stockholder wealth on a per share basis. Please hold us to this standard as we continue to pursue acquisition opportunities.

7

Conclusion

In summary, we are pleased with the progress we made during the third quarter, and we are confident about achieving a record-setting fourth quarter to close out a record-setting 2024.

As we look ahead to Thanksgiving, the Holidays, and the close of another year, we are incredibly grateful to everyone who contributed to making 2024 a successful and transformative year for Harrow. Our Harrow Family has worked tirelessly, sharing in our vision and helping us achieve success beyond even our wildest expectations (and even beyond the goals of our current Five-Year Strategic Plan).

We are deeply thankful to our stockholders for their steadfast loyalty and support – without which none of this would be possible. I also want to thank our partners at Oaktree Capital Management, whose support has been instrumental in scaling up from the foundation we set in place many years ago. Together, we have made bold, strategic investments, and we are confident that 2025 will showcase the benefits of those decisions.

Thank you for your unwavering trust and commitment as we continue this exciting journey.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Index to Previous Letters to Stockholders

2024	2023	2022	2021	2020	2019
	4Q 2023	4Q 2022	4Q 2021	4Q 2020	4Q 2019
	3Q 2023	3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q 2024	2Q 2023	2Q 2022	2Q 2021	2Q 2020
1Q 2024	1Q 2023	1Q 2022	1Q 2021	1Q 2020

8

Third Quarter 2024 Financial Overview

GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three months and nine months ended September 30, 2024 and for the same periods in 2023 are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Total revenues	$49,257,000	$34,265,000	$132,783,000	$93,838,000
Cost of sales	12,018,000	10,067,000	35,110,000	28,338,000
Gross profit	37,239,000	24,198,000	97,673,000	65,500,000
Selling, general and administrative	33,645,000	21,033,000	94,275,000	56,878,000
Research and development	2,273,000	1,421,000	7,475,000	3,316,000
Total operating expenses	35,918,000	22,454,000	101,750,000	60,194,000
Income (loss) from operations	1,321,000	1,744,000	(4,077,000)	5,306,000
Total other expense, net	5,521,000	4,596,000	19,506,000	19,333,000
Income tax expense	(20,000)	(1,539,000)	(675,000)	(1,236,000)
Net loss attributable to Harrow, Inc.	$(4,220,000)	$(4,391,000)	$(24,258,000)	$(15,263,000)
Net loss per share of common stock, basic and diluted	$(0.12)	$(0.13)	$(0.68)	$(0.48)

Core Results (Non-GAAP Measures)

Core Results (non-GAAP measures), which we define as the after-tax earnings and other operational and financial metrics generated from our principal business, for the three months and nine months ended September 30, 2024 and for the same periods in 2023 are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Total revenues	$49,257,000	$34,265,000	$132,783,000	$93,838,000
Gross margin	76%	71%	74%	70%
Core gross margin(1)	80%	78%	78%	77%
Net loss	(4,220,000)	(4,391,000)	(24,258,000)	(15,263,000)
Core net loss(1)	(1,619,000)	(2,983,000)	(13,455,000)	(4,519,000)
Adjusted EBITDA(1)	8,808,000	9,209,000	17,838,000	25,556,000
Basic and diluted net loss per share	(0.12)	(0.13)	(0.68)	(0.48)
Core basic and diluted net loss per share(1)	(0.05)	(0.09)	(0.38)	(0.14)

(1)	Core gross margin, core net loss, core basic and diluted net loss per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.

9

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its Securities and Exchange Commission (SEC) filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net income (loss), and core basic and diluted net income (loss) per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

10

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss, excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss (income), net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash (used in) provided by operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net loss, for the three months and nine months ended September 30, 2024 and for the same periods in 2023:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP net loss	$(4,220,000)	$(4,391,000)	$(24,258,000)	$(15,263,000)
Stock-based compensation and expenses	4,385,000	4,476,000	12,825,000	11,521,000
Interest expense, net	5,525,000	5,749,000	16,411,000	16,200,000
Income taxes	20,000	1,539,000	675,000	1,236,000
Depreciation	497,000	405,000	1,382,000	1,095,000
Amortization of intangible assets	2,605,000	2,584,000	7,708,000	7,634,000
Investment loss (income), net	-	(1,348,000)	3,171,000	(2,676,000)
Other (income) expense, net	(4,000)	195,000	(76,000)	5,809,000 (1)
Adjusted EBITDA	$8,808,000	$9,209,000	$17,838,000	$25,556,000

(1)	Includes $5,465,000 for the loss on extinguishment of debt.

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Core Results

Harrow Core Results, including core gross margin, core net loss, and core basic and diluted loss per share exclude (1) all amortization and impairment charges of intangible assets, excluding software development costs, (2) net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (FVPL), and preferred stock dividends, and (3) gains/losses on forgiveness of debt. In certain periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition-related items, restructuring charges/releases and associated items, related legal items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

The following is a reconciliation of Core Results, non-GAAP measures, to the most comparable GAAP measures for the three months and nine months ended September 30, 2024 and for the same periods in 2023:

For the Three Months Ended September 30, 2024
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$37,239,000	$2,191,000	$-	$-	$39,430,000
Gross margin	76%				80%
Operating income	1,321,000	2,605,000	-	-	3,926,000
(Loss) income before taxes	(4,200,000)	2,605,000	-	(4,000)	(1,599,000)
Taxes	(20,000)	-	-	-	(20,000)
Net (loss) income	(4,220,000)	2,605,000	-	(4,000)	(1,619,000)
Basic and diluted loss per share ($)(1)	(0.12)				(0.05)
Weighted average number of shares of common stock outstanding, basic and diluted	35,702,200				35,702,200

For the Nine Months Ended September 30, 2024
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$97,673,000	$6,471,000	$-	$-	$104,144,000
Gross margin	74%				78%
Operating loss	(4,077,000)	7,708,000	-	-	3,631,000
(Loss) income before taxes	(23,583,000)	7,708,000	3,171,000	(76,000)	(12,780,000)
Taxes	(675,000)	-	-	-	(675,000)
Net (loss) income	(24,258,000)	7,708,000	3,171,000	(76,000)	(13,455,000)
Basic and diluted loss per share ($)(1)	(0.68)				(0.38)
Weighted average number of shares of common stock outstanding, basic and diluted	35,597,409				35,597,409

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For the Three Months Ended September 30, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$24,198,000	$2,480,000	$-	$-	$26,678,000
Gross margin	71%				78%
Operating income	1,744,000	2,584,000	-	-	4,328,000
(Loss) income before taxes	(2,852,000)	2,584,000	(1,348,000)	195,000	(1,421,000)
Tax expense	(1,539,000)	-	-	-	(1,539,000)
Net (loss) income	(4,391,000)	2,584,000	(1,348,000)	195,000	(2,960,000)
Basic and diluted loss per share ($)(1)	(0.13)				(0.09)
Weighted average number of shares of common stock outstanding, basic and diluted	34,255,197				34,255,197

For the Nine Months Ended September 30, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains (Losses)	Other Items	Core Results
Gross profit	$65,500,000	$7,174,000	$-	$-	$72,674,000
Gross margin	70%				77%
Operating income	5,306,000	7,634,000	-	-	12,940,000
(Loss) income before taxes	(14,027,000)	7,634,000	(2,676,000)	5,786,000	(3,283,000)
Tax expense	(1,236,000)	-	-	-	(1,236,000)
Net (loss) income	(15,263,000)	7,634,000	(2,676,000)	5,786,000	(4,519,000)
Basic and diluted loss per share ($)(1)	(0.48)				(0.14)
Weighted average number of shares of common stock outstanding, basic and diluted	31,689,947				31,689,947

(1)	Core basic and diluted loss per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Core basic and diluted loss per share also contemplates dilutive shares associated with equity-based awards as described in Note 2 and elsewhere in the Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

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